Exhibit 99.1

ENERGY TRANSFER EQUITY, L.P. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

DALLAS, TEXAS — February 2, 2006 — Energy Transfer Equity, L.P. (NYSE:ETE) announced today that it has priced its initial public offering of 21,000,000 common units at a price of $21.00 per unit. The common units will begin trading tomorrow on the New York Stock Exchange under the symbol “ETE.” Energy Transfer Equity, L.P. owns the general partner interests, 50% of the incentive distribution rights, and approximately 33% of the limited partner interests of Energy Transfer Partners, L.P. (NYSE:ETP), a master limited partnership.

The 21,000,000 common units sold in its initial public offering represent an approximate 15.3% limited partner interest in Energy Transfer Equity, L.P., a Delaware limited partnership. Energy Transfer Equity, L.P. has granted the underwriters a 30-day option to purchase up to an additional 3,150,000 common units. If the underwriters exercise their option in full, the total offering gross proceeds will exceed $500 million.

The proceeds from this offering, net of the underwriters’ discounts, commissions, and expenses of the offering, will be used to repay a portion of the outstanding indebtedness of Energy Transfer Equity, L.P., to fund the purchase of 3.64 million limited partner units of Energy Transfer Partners, L.P., to redeem 3.5 million common units from existing owners, and for general partnership purposes. The offering is expected to close on or about February 8, 2006.

UBS Investment Bank, Wachovia Securities and Credit Suisse are acting as the book-running managers for the offering and co-managing underwriters include A.G. Edwards, RBC Capital Markets, Oppenheimer & Co, Raymond James and Stephens, Inc.

A copy of the prospectus relating to this offering may be obtained from UBS Investment Bank, 299 Park Avenue, 29th Floor, New York, NY 10171, Attn: Prospectus Department, Phone: (888) 827-7275.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus.

This press release includes statements that may constitute forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the documents filed by Energy Transfer Equity, L.P. from time to time with the Securities and Exchange Commission. Energy Transfer Equity, L.P. undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Energy Transfer Equity, L.P. owns the general partner interests, 50% of the incentive distribution rights and approximately 33% of the outstanding limited partner interests of Energy Transfer Partners, L.P. (NYSE:ETP) Energy Transfer Partners, L.P. owns a diversified portfolio of energy assets, including natural gas operations consisting of approximately 11,700 miles of natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. In addition, Energy Transfer Partners, L.P. is the fourth largest retail marketer of propane in the United States, serving more than 700,000 customers from 321 customer service locations in 34 states, extending from coast to coast.

Energy Transfer Equity, L.P.

John W. McReynolds, 214-981-0700

www.energytransfer.com